Exhibit 99.1


           Gexa Energy Reports First Quarter 2004 Earnings

    HOUSTON--(BUSINESS WIRE)--May 24, 2004--Gexa Corp. (OTCBB:GEXCE), a Texas retail electricity provider, reported today that it has filed its 10-Q reflecting its first quarter 2004 operations and another quarter of strong growth.
    During the three months ended March 31, 2004, the Company generated revenues of $50,512,716 from operations, an increase of approximately 290% from revenues of $12,920,302 in the same period of 2003. Net income before taxes for the first three months of 2004 was $4,417,662 compared to a loss of $391,245 for the same period of 2003, and diluted net income per share for the three-month period ending March 31, 2004 was $0.37 per share compared to last year's results for the same period of a diluted loss of $0.04 per share. Income from operations for the first three months of 2004 was $2,663,963 compared to the same period of 2003 of a loss of $385,887. First quarter 2004 EBITDA was $2,722,676 compared to first quarter 2003 EBITDA of ($363,921). See the table below for the reconciliation of net income to EBITDA.
    As of March 31, 2004, the Company had over 70,000 active meter accounts utilizing in excess of 200 million kilowatt hours in the month of March. We expect the customer count continues to grow at a rate of several thousand customers per month.
    On March 31, 2004, the Company had current assets of $38,341,290. Our current liabilities at March 31, 2004 were $28,639,556.
    The Company previously reported that NASDAQ had inserted a character "E" at the end of the Company's trading symbol. NASDAQ's OTC Bulletin Board has notified the Company that the "E" will be removed from its trading symbol after NASDAQ's receipt of the Company's filed 10-Q. The Company has also provided the NASDAQ Small Cap Market with a copy of its filed 2003 10-KSB along with a copy of its first quarter 2004 10-Q so that it may continue its review of the Company's listing application.
    Neil Leibman, chairman and CEO, stated, "We are very pleased with our strong results for the first quarter and we hope to continue with strong results for the balance of the year. These results demonstrate our commitment to continue to grow the Company in the Texas deregulated market."


                              Gexa Corp.
                  Non-GAAP Disclosure Reconciliation

                               Three Months Ended  Three Months Ended
                                 March 31, 2004       March 31, 2003

Net Income                            $3,491,529            $(259,452)
  Interest Expense                      $231,267               $7,318
  Interest Income                        $(4,966)             $(1,960)
  Taxes                                 $926,133            $(131,793)
  Put Warrant Income(1)              $(1,980,000)                  $-
                              ----------------------------------------
Income from Operations                $2,663,963            $(385,887)
                              ----------------------------------------
  Depreciation                           $58,713              $21,966

                              ----------------------------------------
EBITDA(2)                             $2,722,676            $(363,921)
                              ========================================

(1) SFAS No. 150 requires that warrants issued under a term loan agreement with The Catalyst Fund Ltd. to be classified as a liability. In January of 2005, The Catalyst Fund Ltd. may exercise its right to force the Company to repurchase the 550,000 common shares at the current market price on the common stock, less the warrant exercise price of $1.00. At March 31, 2004, the Company's stock closed at $4.90 per share. The decrease in the market price from the valuation at Dec. 31, 2003 based on a Dec. 31, 2003 close price of $8.50 per share required the Company to record a decrease in the value of the puttable warrant obligation of $1,980,000 for the three months ended March 31, 2004 as other financing income in accordance with SFAS No. 150.

(2) Management believes that earnings before interest, taxes and non-cash items is relevant and useful information which is commonly used by analysts, investors and other interested parties. Accordingly, we are disclosing this information to permit a more comprehensive analysis of our operating performance and liquidity, and as an additional measure of our ability to meet our future requirements for debt service, capital expenditures and working capital. Earnings before interest, taxes and non-cash items should not be considered in isolation or as a substitute for net income, cash flow provided by operating activities or other income or cash flow data prepared in accordance with generally accepted accounting principles ("GAAP") or as a measure of our profitability or liquidity. Earnings before interest, taxes and non-cash items excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, earnings before interest, taxes and non-cash items is not a term defined by GAAP and, as a result, our measure of earnings before interest, taxes and non-cash items might not be comparable to similarly titled measures used by other companies.



    About Gexa Energy: Gexa Energy is a Texas-based retail electric provider which entered the market as deregulation began on Jan. 1, 2002. The Company offers residential and all size commercial customers in the Texas restructured retail energy market competitive prices, pricing choices and improved customer-friendly service.

    Forward-Looking Statements:

    This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of existing capital sources, our ability to raise additional capital to fund future operations, our assumptions regarding the competitive restructuring and deregulation of the electricity market, competition from utility companies, our dependence on the services of certain key personnel and our ability to manage our growth successfully. In particular, careful consideration should be given to cautionary statements made in the various reports Gexa Corp. files with the Securities and Exchange Commission. The Company undertakes no duty to update or revise these forward-looking statements.


    CONTACT: Gexa Energy Corp., Houston
             Neil Leibman, 713-961-9399
             investors@gexaenergy.com
             www.gexaenergy.com